FOR IMMEDIATE RELEASE Contact: David Stakun

December 15, 2004 (215) 355-2900

Technitrol Announces 2005 Guidance

and Updates 2004 Outlook

PHILADELPHIA -- Technitrol Inc. (NYSE: TNL) announced its initial revenue and earnings expectations for fiscal 2005 and updated its outlook for fiscal 2004.

Fiscal 2005 Targets

Based on a dollar-to-euro exchange rate of 1.27 in effect at the time the projections were made, the company expects revenues for fiscal 2005 to be between $630 million and $640 million, comprising $363 million to $368 million at Pulse and $267 million to $272 million at AMI Doduco. Forecasted earnings for the fiscal year, excluding severance and asset impairment charges that may occur in 2005, are between $0.94 and $0.98 per diluted share, representing growth of 27%-32% compared with 2004 earnings, excluding similar charges and a second-quarter gain from the sale of equity rights, on revenue growth of 9% to 11%.

Pulse designs and manufactures a wide variety of passive magnetics-based electronic components, connector products and modules. Pulse's 2005 revenues are expected to be 14% to 16% higher than in 2004, reflecting a full year of consolidated revenues from Full Rise Electronics Co., Ltd. (FRE), in which Technitrol acquired controlling interest on September 12, 2004. The forecast assumes continued improvement in operating profit on very modest year-over-year revenue growth in Pulse's networking, telecommunications and power divisions and essentially flat revenues in the consumer division. Pulse revenues are likely to be approximately 13% higher in the second half than in the first due to seasonal factors, particularly in the consumer division, and an expected slow start to the year in the electronics markets. In 2005, Pulse also expects to increase product development spending related to targeted new opportunities in the telecommunications, power and consumer product divisions by approximately $2 million.

AMI Doduco manufactures a full range of electrical contacts, contact materials and contact assemblies. AMI Doduco is expected to experience 2%-5% year-over-year growth in revenues in 2005, driven by sustained market strength in North America, flat markets in Europe and strong growth in China, along with the continued success of revenue-enhancing programs currently under way with large customers. In 2005, the business is expected to significantly improve on its 2004 operating profit.

Technitrol's practice is to provide sales and earnings guidance for full fiscal year periods only, not for fiscal quarters, unless only one fiscal quarter remains to be reported. The company expects to update its 2005 outlook as quarterly results, acquisitions, or other events material to sales and earnings are announced.

Fiscal 2004 Outlook

In an update to its most recent forecast provided on October 25, 2004, Technitrol said it anticipates revenues for the fiscal year ending December 31, 2004 to be between $576 million and $578 million, comprising approximately $317 million to $318 million at Pulse and $259 million to $260 million at AMI Doduco. Without FRE and adjusting for the 14-week third quarter, Pulse's revenues are expected to grow about 4% sequentially from the third quarter, about in line with industry reports, but lower than originally estimated by Pulse. AMI Doduco's quarter-to-quarter revenue is expected to be flat.

Excluding severance and asset impairment charges reported in the first three quarters and those discussed in the next paragraph, the company expects earnings to be approximately $0.74 per diluted share for the year, or approximately $0.15 in the fourth quarter. Relative to earlier expectations, results will be adversely affected by a pre-tax charge of approximately $1.0 million due to an electronics customer's mandated change in manufacturing process, which made this amount of inventory unusable. This process change has been made, and Pulse expects no further charges of this type related to this product line. Technitrol plans to report fourth-quarter and unaudited full-year 2004 results on January 24, 2005.

Technitrol also updated its estimate of pre-tax severance and asset-impairment expenses for the fourth quarter of 2004. As previously announced, Pulse expects to incur expenses for severance, contract termination and asset write-offs. Amounting to approximately $2.6 million before taxes, these expenses relate to downsizing a facility in China. In addition, Pulse will incur pre-tax non-cash intangible asset-impairment expenses, and while the total amount has yet to be finalized, the company currently expects it to be between $18 million and $20 million. The intangible asset impairments result from updated cash flow projections relating to technology and customer relationships. These assets originated with certain earlier acquisitions, and the updated projections reflect, among other things, shifting product mixes, changes among major customers and continuing pressures on selling prices in the consumer and telecommunications product divisions. The impact of these actions on ongoing operating results is reflected in Technitrol's 2005 earnings targets discussed above. Appraisals of FRE intangible assets are nearing completion, and the updated purchase price allocation will also be reflected in the company's fourth-quarter 2004 financial statements.

Based in Philadelphia, Technitrol is a worldwide producer of electronic components, electrical contacts and assemblies and other precision-engineered parts and materials for manufacturers in the data networking, broadband/Internet access, consumer electronics, telecommunications, military/aerospace, automotive, and electrical equipment industries. For more information, visit Technitrol's Web site at http://www.technitrol.com.

Cautionary Note: This message contains "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially. This release should be read in conjunction with the factors set forth in Technitrol's report on Form 10-Q for the quarter ended October 1, 2004 in Item 2 under the caption "Factors that May Affect Our Future Results (Cautionary Statements for Purposes of the 'Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995)."